Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2019, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-230399) and related Prospectus of Quanterix Corporation for the registration of (a) shares of common stock, preferred stock, debt securities, warrants, rights, and units for the issuance and sale of up to $200,000,000; and (b) common stock for the issuance and sale of up to $50,000,000.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 10, 2019